EXHIBIT 99.1
National Western Life Group, Inc. Announces 2021 First Quarter Earnings

Austin, Texas, May 10, 2021 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today first quarter 2021 consolidated net earnings of $62.1 million, or $17.57 per diluted Class A common share, compared with a consolidated net loss of $2.1 million, or $0.58 per diluted Class A common share, for 2020. The Company's book value per share as of March 31, 2021 was $673.95.

The Company reported total revenues for the quarter, excluding realized and unrealized gains on index options and investments, of $200.9 million in 2021 compared to $155.6 million in 2020. Mr. Moody noted that the Company's revenues benefited from a previously announced reinsurance transaction executed at the end of 2020. "We achieved our goal last year of transferring a block of annuity business which was experiencing compression on profit margins with a reinsurance transaction. In the first quarter, we received an accounting benefit associated with this structure which resulted in incremental revenues." In addition, Mr. Moody observed that the Company's core business continued to perform observing, "Annuity sales increased 64% in the first quarter over last year and life insurance sales increased 8%. This illustrates the value our products provide in times of financial uncertainty."

Mr. Moody commented on the impact of the pandemic on the Company's financial results. "Like many other insurers releasing their first quarter earnings, we witnessed a higher level of COVID-19 death claims being reported this quarter than during 2020. For our two insurance companies, National Western Life and Ozark National Life, we received combined net claims of just under $7 million where COVID-19 was identified as the primary cause of death." Mr. Moody added that the Company's mortality experience for other than COVID-19 related claims remained within the Company's assumptions for its products.

The Company's book value per share, after adjusting for market value fluctuations recorded in accumulated other comprehensive income, surpassed $600 per share for the first time. Mr. Moody stated, "Our core book value growth rate during the quarter was strong and is a reflection of solid operating results and the profitable book of business that we have cultivated over time."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At March 31, 2021, the Company maintained consolidated total assets of $14.6 billion, consolidated stockholders' equity of $2.5 billion, and combined life insurance in force of $21.7 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended
	March 31,
	2021	2020
Revenues:
Revenues, excluding investment and index option	$200,938	155,632
gains (losses)
Realized and unrealized gains (losses) on index options	28,024	(106,629)
Realized gains on investments	1,416	3,485
Total revenues	230,378	52,488

Benefits and expenses:
Life and other policy benefits	37,889	33,634
Amortization of deferred transaction costs	29,989	30,037
Universal life and annuity contract interest	52,845	(28,026)
Other operating expenses	31,335	19,822
Total benefits and expenses	152,058	55,467

Earnings (loss) before income taxes	78,320	(2,979)
Income tax expense (benefit)	16,191	(917)
Net earnings (loss)	$62,129	(2,062)

Net earnings (loss) attributable to Class A shares	$60,372	(2,004)

Diluted Earnings (Loss) Per Class A Share	$17.57	(0.58)

Diluted Weighted Average Class A Shares	3,436	3,436

	March 31,	December 31,
	2021	2020

Book value per share	$673.95	698.50
Less: Per share impact of accumulated other comprehensive income	67.12	108.75
Book value per share, excluding accumulated other comprehensive income *	$606.83	589.75

*	Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $244.0 million at March 31, 2021 and $395.4 million at December 31, 2020. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com